Exhibit 3.0

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         TIDELANDS OIL & GAS CORPORATION

Pursuant to the provisions of the Nevada Revised Statutes, 78.403, the undersigned officer of Tidelands Oil & Gas Corporation, hereby restates the Articles of Incorporation:

                                   ARTICLE ONE
                                   -----------
                                      NAME

The name of the corporation is: TIDELANDS OIL & GAS CORPORATION.

                                   ARTICLE TWO
                                   -----------
                                    PURPOSES

The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

I. OMNIBUS: To have to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

II. CARRYING ON BUSINESS OUTSIDE STATE: To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

III. PURPOSES TO BE CONSTRUED AS POWERS: The purposes specified herein will be construed both as purposes and powers and will be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein will be regarded as independent purposes and powers, and the enumeration of specific purposes and powers will not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor will the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

                                  ARTICLE THREE
                                  -------------
                                  CAPITAL STOCK

The aggregate number of shares which this corporation will have authority to issue is 100,000,000 shares of stock, all of one class, each with a par value of $0.001 per share, which will be known as common stock. All of the voting power



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of the capital stock of this  corporation  will reside in the common  stock.  No capital stock of this corporation will be subject to assessment and no holder of any share or shares will have preemptive rights to subscribe to any or all issues of shares of securities of this corporation.

The corporations capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

The stockholders will not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors.

                                  ARTICLE FOUR
                                  ------------
                               ASSESSMENT OF STOCK

The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, will not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up will ever be assessable or assessed.

                                  ARTICLE FIVE
                                  ------------
                               PERIOD OF EXISTENCE

The period of existence of the corporation will be perpetual.

                                   ARTICLE SIX
                                   -----------
                                     BY-LAWS

The initial By-laws of the corporation will be adopted by its Board of Directors. The power to alter, amend, or repeal the By-laws, or to adopt new By-laws, will be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

                                  ARTICLE SEVEN
                                  -------------
                             STOCKHOLDERS' MEETINGS

Meetings of stockholders will be held at such place within or without the State of Nevada as may be provided by the By-laws of the corporation. Special meetings of the stockholders may be called by the president or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action So taken, will be signed by stockholders having at least a majority of the voting power.




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                                  ARTICLE EIGHT
                                  -------------
                            CONTRACTS OF CORPORATION


No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation will in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested will be disclosed or will have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that will authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

                                  ARTICLE NINE
                                  ------------
                       LIABILITYOF DIRECTORS AND OFFICERS

No director or officer will have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve will not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

These Restated Articles of Incorporation do not alter or amend the Articles of Incorporation. Michael Ward, President of Tidelands Oil & Gas Corporation, has been authorized by the Board of Directors to sign these Restated Articles of Incorporation by the unanimous resolution of the board of directors adopted on December 10, 2004. These Restated Articles of Incorporation correctly set forth the text of the Articles of Incorporation as amended to the date of this certificate.

         IN WITNESS WHEREOF, the undersigned corporate officer has hereunto affixed his signature at San Antonio, Texas this 10th day of December, 2004.



TIDELANDS OIL & GAS CORPORATION



------------------------------
By: Michael Ward
Title: President








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